Exhibit 32.1

CERTIFICATE OF
CHIEF EXECUTIVE OFFICER
OF
AMERICAN CELLULAR CORPORATION

I, Everett R. Dobson, Chief Executive Officer of American Cellular Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the period ended September 30, 2004, (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2004, and the results of the Company’s operations for the period ended September 30, 2004.

November 9, 2004

/s/ EVERETT R. DOBSON
Everett R. Dobson
Chairman of the Board, President and Chief Executive Officer